Exhibit 99.1

Amazon.com Announces Redemption of Remaining 4.75% Convertible Subordinated Notes

SEATTLE—(BUSINESS WIRE)—August 18, 2008— Amazon.com, Inc. (Nasdaq:AMZN) announced that on September 17, 2008, it will redeem the remaining principal amount of approximately $399 million of its outstanding 4.75% Convertible Subordinated Notes due 2009 (“Notes”) with CUSIP numbers 023135AD8 and 023135AF3.

The Notes will be redeemed at a redemption price of 100.475% of the principal amount at maturity, plus accrued and unpaid interest from August 1, 2008 through September 16, 2008. After completion of the redemption of the principal amount of the Notes remaining on September 17, 2008, there will be no Notes outstanding.

The right to convert the Notes to be redeemed into common stock of Amazon.com will expire on September 16, 2008. The current conversion price of the Notes is $78.0275.

Copies of the notice of redemption may be obtained from The Bank of New York Mellon Trust Company, N.A., the trustee and paying agent for the Notes, by calling Bondholder Relations at 1-800-254-2826.

About Amazon.com

Amazon.com, Inc. (Nasdaq:AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as books, movies, music & games, digital downloads, electronics & computers, home & garden, toys, kids & baby, grocery, apparel, shoes & jewelry, health & beauty, sports & outdoors, and tools, auto & industrial.

Amazon Web Services provides Amazon’s developer customers with access to in-the-cloud infrastructure services based on Amazon’s own back-end technology platform, which developers can use to enable virtually any type of business. Examples of the services offered by Amazon Web Services are Amazon Elastic Compute Cloud (Amazon EC2), Amazon Simple Storage Service (Amazon S3), Amazon SimpleDB, Amazon Simple Queue Service (Amazon SQS), Amazon Flexible Payments Service (Amazon FPS), and Amazon Mechanical Turk.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, significant amount of indebtedness, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings.

CONTACT: Amazon.com Media Relations, 206-266-7180

SOURCE: Amazon.com, Inc.